Exhibit 10.2

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the United States Surface Deployment and Distribution Command (“SDDC”), Horizon Lines, LLC (“Horizon”), and Mario Rizzo (“Relator”) (hereafter collectively referred to as “the Parties”), through their authorized representatives.

RECITALS

A. Horizon is engaged in the business of ocean transportation and logistics services. Horizon Lines, Inc. is a publicly traded company, incorporated under the laws of the State of Delaware with its principal place of business in Charlotte, North Carolina. Horizon Lines, LLC is a wholly-owned subsidiary of Horizon Lines, Inc., organized under the laws of the State of Delaware with its principal place of business in Charlotte, North Carolina.

B. On October 10, 2010 Relator filed a qui tam action in the United States District Court for the Central District of California captioned United States ex rel. Rizzo v. Horizon Lines, LLC, et al. Case No: 2:10-cv-07409-PA-AJW, pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730(b) (the “Civil Action”). On June 13, 2012, Relator filed a First Amended Complaint. On August 23, 2013, Relator filed a Second Amended Complaint. Horizon Lines, LLC was named as a defendant in each of the foregoing complaints. The gravamen of the Relator’s allegations is the improper reimbursement of certain fuel surcharges levied in connection with the shipment of household goods. On May 10, 2013, the United States declined to intervene.

C. The Relator contends the United States has certain civil claims against Horizon arising from fuel surcharges levied by Horizon on various Transportation Service Providers (“TSPs”) pursuant to its publicly filed tariffs for the shipment of military household goods between Hawaii or Guam and any point within the continental United States between October 4, 2000 and June 3, 2014, that occurred under “Code 4 - International Door-to-Door” of the “International Property Rate Solicitations” programs or contracts with TSPs (or any predecessor code(s) or program(s)) administered by the SDDC or any predecessor entity. Specifically, the Relator contends Horizon failed to specifically itemize its fuel surcharges on its invoices to TSPs and included in those fuel surcharges amounts not related to fuel use by ocean vessels, or otherwise improperly charged TSPs for fuel surcharges. Relator further contends these fuel surcharges were paid by the TSPs who were then improperly reimbursed for those surcharges by the SDDC. The conduct in this Paragraph C is referred to below as the Covered Conduct. The fuel charges themselves as described in the Covered Conduct are not Unallowable Costs as set forth in Paragraph 12 below.

D. This Agreement is neither an admission of liability by Horizon, nor a concession by the United States or the Relator that their claims are not well founded.

E. Relator claims entitlement under 31 U.S.C. § 3730(d) to a share of the proceeds of this Agreement and to Relator’s reasonable expenses, attorney’s fees and costs.

To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of this Agreement, the Parties agree and covenant as follows:

TERMS AND CONDITIONS

1. Horizon shall pay to the United States $700,000.00 (“Settlement Amount”). The payments shall be made as follows: No later than 5 business days after the Effective Date of this Agreement, as defined in Paragraph 26, Horizon shall make an initial payment to the United States in the amount of $233,334.00. On or before December 31, 2014, Horizon shall make a second payment to the United States in the amount of $233,333.00. On or before July 1, 2015, Horizon shall make a third payment to the United States in the amount of $233,333.00 Each of the three payments by Horizon to the United States shall be made by electronic funds transfer pursuant to written instructions to be provided by the Civil Division of the United States Department of Justice.

2. Default will be deemed to have occurred if (a) any payment required by Paragraph 1 above is not received by the United States within 10 business days after the date any payment is due, (b) the United States has notified in writing counsel for Horizon that payment was not received, and (c) Horizon has failed to make payment within 5 business days after receipt of the written notice. Horizon agrees that, if it is in default as provided for by this Paragraph 2, the United States, in its discretion, shall have the right to offset any amounts then currently due and owing by withholding payment on any contract Horizon has with any agency of the United States government, or shall have the right to enforce this Agreement, or shall have the right to reinstate its claims against Horizon. In the event the United States elects to reinstate its claims for the Covered Conduct described above in Paragraph C, Horizon waives and shall not raise any time-related defenses such as statute of limitations, laches, or estoppel, except to the extent that such defenses were available to Horizon on the Effective Date of this Agreement; the time period between the Effective Date of this Agreement and the commencement of such suit shall be excluded from the calculation of any such limitations period, and the United States will furnish Horizon with a credit for any funds paid by Horizon to the United States under this Agreement.

3. Conditioned upon the United States receiving each payment from Horizon set forth in Paragraph 1 above, or upon receipt of any amount recovered from Horizon pursuant to any other provision of this Agreement, including but not limited to Paragraphs 2 or 14, and as soon as feasible after receipt, the United States shall pay 28.5 percent of each such payment to Relator by electronic funds transfer, pursuant to written instructions to be provided by Relator’s counsel. In the event that Horizon fails to make one or more of the three payments set forth in Paragraph 1 above, the United States shall not be required to pay to Relator 28.5 percent of the payment or payments that should have been made by Horizon to the United States.

4. Concurrent with Horizon’s first payment as set forth in Paragraph 1, Horizon will pay $125,000 to Relator for expenses and attorney’s fees and costs. Concurrent with Horizon’s second payment as set forth in Paragraph 1, Horizon will pay $125,000 to Relator for expenses and attorney’s fees and costs (collectively, the “Fees and Costs Settlement Amount”). Each of the two payments by Horizon to Relator shall be made by electronic funds transfer pursuant to written instructions to be provided by Relator’s counsel.

5. Subject to the exceptions in Paragraph 8 (concerning excluded claims) below, and conditioned upon Horizon’s full payment of the Settlement Amount and the

Fees and Costs Settlement Amount, and subject to Paragraph 14 (concerning bankruptcy proceedings commenced within 91 days of the Effective Date of this Agreement or any payment made under this Agreement) below, the United States releases Horizon, its current and former parents, direct and indirect subsidiaries, divisions, affiliates, current and former owners, officers, directors, agents, employees, successors, and assigns from any civil or administrative monetary claim the United States has or may, have related to the Covered Conduct, including claims under the False Claims Act, 31 U.S.C. §§ 3729 et seq.; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; any statutory provision creating a cause of action for civil damages or civil penalties for which the Civil Division of the United States Department of Justice has actual and present authority to assert and compromise pursuant to 28 C.F.R. Part O, Subpart I, Section 0.45(d), or the common law theories of fraud, payment by mistake, unjust enrichment, disgorgement of illegal profits, or breach of contract.

6. Subject to the exceptions in Paragraph 8 below, and conditioned upon Horizon’s full payment of the Settlement Amount and Fees and Costs Settlement Amount, Relator, for himself and for anyone that may claim through him (including his heirs, successors, attorneys, agents, and assigns), releases Horizon and its current and former parents, direct and indirect subsidiaries, divisions, affiliates, current and former owners, officers, directors, agents, employees, successors, and assigns from any civil monetary claim that Relator has or may have on behalf of the United States related to the Covered Conduct and any allegations in any of Relator’s complaints (either filed or proposed to be filed), and any other conduct occurring prior to the date of this agreement, or the investigation and prosecution thereof, including claims under the False Claims Act,

31 U.S.C. §§ 3729 et seq.; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; any statutory provision creating a cause of action for civil damages or civil penalties for which the Civil Division of the United States Department of Justice has actual and present authority to assert and compromise pursuant to 28 C.F.R. Part O, Subpart I, Section 0.45(d); or common law theories of fraud, payment by mistake, unjust enrichment, disgorgement of illegal profits, or breach of contract.

7. Conditioned upon dismissal with prejudice of the Civil Action as set forth in Paragraph 16 below, Horizon fully and finally releases Relator and his heirs, successors, attorneys, and agents, from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that Horizon has asserted, could have asserted, or may assert in the future against Relator and his heirs, successors, attorneys, and agents, related to the Covered Conduct, the investigation and prosecution thereof, and Relator’s filing of the Civil Action. This release does not affect any claims arising under this Agreement.

8. Notwithstanding the releases given in Paragraph 5 and 6 of this Agreement, or any other term of this Agreement, the following claims of the United States are specifically reserved and are not released:

(a)	Any liability arising under Title 26, U.S. Code (Internal Revenue Code);

(b)	Any criminal liability;

(c)	Except as explicitly stated in the Agreement, any non-monetary administrative liability, including the suspension and debarment rights of any federal agency;

(d)	Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

(e)	Any liability based upon obligations created by this Agreement; or

(f)	Any liability of individuals.

9. Relator and his heirs, successors, attorneys, agents, and assigns shall not object to this Agreement, but agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B). Conditioned upon Relator’s receipt of the payment described in Paragraph 4, Relator and his heirs, successors, attorneys, agents, and assigns fully and finally release, waive, and forever discharge the United States, its agencies, officers, agents, employees, and servants, from any claims arising from the filing of the Civil Action or under 31 U.S.C. § 3730, and from any claims to a share of the proceeds of this Agreement and/or the Civil Action.

10. Horizon waives and shall not assert any defenses Horizon may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

11. Horizon fully and finally releases the United States, its agencies, officers, agents, employees, and servants, from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that Horizon has asserted, could have asserted, or may assert in the future against the United States, its agencies, officers, agents, employees, and servants, related to the Covered Conduct and the United States’ investigation and prosecution thereof. This release does not affect any claims arising under this Agreement.

12. Unallowable Costs

(a)	Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47) incurred by or on behalf of Horizon, and its present or former officers, directors, employees, shareholders, and agents in connection with:

(i)	the matters covered by this Agreement;

(ii)	the United States’ audit(s) and civil investigation(s) of the matters covered by this Agreement;

(iii)	Horizon’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil investigation(s) in connection with the matters covered by this Agreement (including attorney’s fees);

(iv)	the negotiation and performance of this Agreement;

(v)	the payment Horizon makes to the United States pursuant to this Agreement and any payments that Horizon may make to Relator, including costs and attorney’s fees, are unallowable costs for government contracting purposes (hereinafter referred to as Unallowable Costs).

(b)	Future Treatment of Unallowable Costs: Unallowable Costs will be separately determined and accounted for by Horizon, and Horizon shall not charge such Unallowable Costs directly or indirectly to any contract with the United States.

(c)	Treatment of Unallowable Costs Previously Submitted for Payment: Within 90 days of the Effective Date of this Agreement, Horizon shall identify and repay by adjustment to future claims for payment or otherwise any Unallowable Costs included in payments previously sought by Horizon or any of its subsidiaries or affiliates from the United States. Horizon agrees that the United States, at a minimum, shall be entitled to recoup from Horizon any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted requests for payment. The United States, including the Department of Justice and/or the affected agencies, reserves its rights to audit, examine, or re-examine Horizon’s books and records and to disagree with any calculations submitted by Horizon or any of its subsidiaries or affiliates regarding any Unallowable Costs included in payments previously sought by Horizon, or the effect of any such Unallowable Costs on the amount of such payments.

13. Horizon warrants that it has reviewed its financial situation and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and anticipates that it will remain solvent following payment to the United States of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to Horizon, within the meaning of 11 U.S.C. § 547(c)(1), and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which Horizon was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).

14. If within 91 days of the Effective Date of this Agreement or of any payment made under this Agreement, Horizon commences, or a third party commences, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors (a) seeking to have any order for relief of Horizon’s debts, or seeking to adjudicate Horizon as bankrupt or insolvent; or (b) seeking appointment of a receiver, trustee, custodian, or other similar official for Horizon or for all or any substantial part of Horizon’s assets, Horizon agrees as follows:

(a)	Horizon’s obligations under this Agreement may not be avoided pursuant to 11 U.S.C. § 547, and Horizon shall not argue or otherwise take the position in any such case, proceeding, or action that: (i) Horizon’s obligations under this Agreement may be avoided under 11 U.S.C. § 547; (ii) Horizon was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the United States; or (iii) the mutual promises, covenants, and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to Horizon.

(b)

If Horizon’s obligations under this Agreement are avoided for any reason, including, but not limited to, through the exercise of a trustee’s avoidance powers under the Bankruptcy Code, the United States, at its sole option, may rescind the releases in this Agreement and bring any civil and/or administrative claim, action, or proceeding against Horizon for the claims that would otherwise be covered by the releases provided in Paragraphs 5 and 6 above. Horizon agrees that (i) any such claims, actions, or proceedings brought by the United States are not subject to an “automatic stay” pursuant to 11 U.S.C. § 362(a) as a result of the action, case, or proceedings described in the first clause of this paragraph, and Horizon shall not argue or otherwise contend that the United States’ claims, actions, or proceedings are subject to an automatic stay; (ii) Horizon shall not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claims, actions, or proceeding that are brought by the United States within 90 calendar days of written notification to Horizon that the releases have been rescinded pursuant to this paragraph, except to the extent such defenses were available on the Effective Date of the Agreement; and (iii) the United States has a valid claim against Horizon in the amount of $700,000, and the United States may pursue its claim in the case, action, or proceeding referenced in the first clause of this paragraph, as well as in any other case, action, or proceeding, subject to furnishing Horizon with a credit for any Settlement Funds paid by Horizon to the United States under this Agreement that are not otherwise deemed by the court as an invalid or preferential transfer.

(c)	Horizon acknowledges that its agreements in this paragraph are provided in exchange for valuable consideration provided in this Agreement.

15. This Agreement is intended to be for the benefit of the Parties only.

16. Upon receipt of the initial payment described in Paragraph 1, above, and the initial payment described in Paragraph 4, above, the Parties shall promptly sign and file in the Civil Action a Joint Stipulation of Dismissal of the Civil Action With Prejudice with respect to Horizon only pursuant to Rule 41 (a)(1). If the Court issues an order denying dismissal with prejudice or dismissing without prejudice, then this Agreement shall immediately become null and void and all amounts paid by Horizon pursuant to this Agreement shall be returned to Horizon within ten days of the issuance of any such order.

17. Except as provided for in Paragraph 4, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

18. Each party and signatory to this Agreement represents that it freely and voluntarily enters in to this Agreement without any degree of duress or compulsion.

19. This Agreement is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the Central District of California. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

20. This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

21. The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.

22. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

23. This Agreement is binding on Horizon’s successors, transferees, heirs, and assigns.

24. This Agreement is binding on Relator’s successors, transferees, heirs, and assigns.

25. All parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public. All parties further agree that neither Horizon nor Relator shall publicly disclose this Agreement, the contents hereof, or any information about this Agreement except as may be required to obtain the Court’s dismissal of the Civil Action in accordance with Paragraph 16. Notwithstanding the preceding sentence, Horizon may disclose this Agreement, the contents hereof, any information about this Agreement as reasonably necessary to comply with NYSE listing requirements, and the securities laws and regulations and other laws applicable to it, and Relator may disclose this Agreement, the contents hereof, or any information about this Agreement as necessary to prepare tax filings.

26. This Agreement is effective on the date of signature of the last signatory to the Agreement (the “Effective Date of this Agreement”). Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

[Signature Page Follows]

THE UNITED STATES OF AMERICA

DATED:	BY:
Benjamin Wei, Esq.
Trial Attorney
Commercial Litigation Branch
Civil Division
United States Department of Justice

HORIZON LINES, LLC.

DATED:	BY:
Horizon Lines, LLC

DATED:	BY:
Nicholas C. Harbist, Esq.
Paul M. Honigberg, Esq.
Blank Rome LLP
Counsel for Horizon Lines, LLC

RELATOR MARIO RIZZO

DATED:	BY:
Mario Rizzo

DATED:	BY:
Wayne T. Lamprey
Goodin, MacBride, Squeri, Day & Lamprey, LLP
Counsel for Mario Rizzo

[Signature Page to Settlement Agreement]